Exhibit 5.1

Skygarden
Erika-Mann-Straße 5
80636 München
Deutschland
+49 (0) 89 21 21 63 0	Main
+49 (0) 89 21 21 63 73	Fax
www.dechert.com

voxeljet AG

Paul-Lenz-Straße 1a

86316 Friedberg

Germany

April 25, 2017

Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have acted as German legal counsel to voxeljet AG, a German stock corporation (Aktiengesellschaft) organized under the laws of Germany and registered with the commercial register of the Local Court (Amtsgericht) of Augsburg under HRB 27999 (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 372,000 registered no-par value ordinary shares, which, upon a potential future conversion into American Depositary Shares evidenced by American depositary receipts (the “ADSs”), will represent 1,860,000 ADSs, each representing an ownership interest of one fifth of a registered no-par value ordinary share of the Company with a nominal value of € 1.00 per share (the “Shares”), issuable under the voxeljet Option Plan 2017 (the “Plan”). This opinion is being furnished to the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the Shares.

As your legal counsel, we have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.

A list of partners is available for inspection at the above address

Almaty • Austin • Beijing • Boston • Brussels • Charlotte • Chicago • Dubai • Dublin • Frankfurt • Hartford Hong Kong • London •  Los Angeles • Luxembourg • Moscow • Munich • New York • Orange County • Paris Philadelphia • Princeton • San Francisco • Silicon Valley • Tbilisi  • Washington, D.C.

In connection with this opinion, we have examined originals or copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of: (i) the Plan, as approved by the Company’s management board and the Company’s supervisory board; (ii) the resolution of the Company’s general shareholders’ meeting as of May 31, 2016 regarding the authorization to issue stock options, to create conditional capital and to amend the articles of association of the Company accordingly; (iii) the current articles of association of the Company as of June 22, 2016 (the “Articles”); (iv) the resolutions of the Company’s management board and the Company’s supervisory board approving the issuance of stock options to certain members of the management board of the Company, to the members of the management board of affiliated companies of the Company and to employees of the Company and its affiliates; (v) a current excerpt from the commercial register (Handelsregister) in Augsburg, Germany, with respect to the Company; and (vi) such other documents and corporate records of the Company as we deemed appropriate as a basis for the opinion expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of parties (other than the Company) to all documents.

In rendering the opinion expressed below, we have assumed that prior to the issuance of any of the Shares, the Articles of the Company, as in force at the time of the issuance of the Shares, will contain contingent capital (Bedingtes Capital) at least in the amount of EUR 372,000. In addition, we have assumed (i) the resolutions authorizing the Company to issue the Shares in accordance with the terms and conditions of the Plan will remain in effect and unchanged at all times prior to and during which the Shares are issued by the Company, and (ii) the Registration Statement, and any amendments thereto, at the time of issuance of the Shares, will continue to be effective under the Securities Act.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the beneficiaries under the Plan have duly exercised their stock option rights vis-à-vis the Company, and the Company has issued the Shares against payment therefor (which cannot be less than EUR 1.00 per Share) in the circumstances contemplated by the Plan, assuming in each case that the individual issuances, grants or awards under the Plan are duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of Munich in the Federal Republic of Germany and the foregoing opinion is limited to the laws of the Federal Republic of Germany.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Dechert LLP